Exhibit 99.1

For Immediate Release

a21 Closes $7.5mm HQ Sale

Deal Reduces Debt and Increases Cash Sale and Leaseback of SuperStock, Inc. Headquarters Reduces Debt, Increases Cash and Positions a21 to Build a One-Stop Digital Content Resource for Professional Customers and Artists

JACKSONVILLE, Fla.--(BUSINESS WIRE)--July 7, 2004-- a21, Inc. (OTCBB: ATWO), a leading online digital content marketplace for creative professionals, today announced the successful completion of the sale and leaseback of the Jacksonville, FL headquarters of its SuperStock subsidiary. SuperStock was acquired by a21 in February 2004, and in April 2004, a21 executed a contract to sell and leaseback the headquarters building for $7.5 million.

"The sale of our headquarters allows us to prudently redeploy our corporate assets to their highest and best use. With the proceeds from the building, a21 will reduce existing debt by approximately $5.6mm and added cash to reserves for acquisitions, future growth and business development," said Albert H. Pleus, Chairman and CEO, a21. "This is another step in our plans to revolutionize the stock imagery industry with a powerful business that delivers the benefits of an open digital marketplace to creative professionals worldwide."

About a21

a21 (http://www.a21group.com) is a leading digital content marketplace for the professional creative community. Through SuperStock (http://www.superstock.com), a21 provides images distinguished by their quality and attention to an excellent customer and artist experience. SuperStock has over 30 years of experience as a leader in the stock image industry and currently features over 900,000 images.

Together  a21 and  SuperStock  provide a whole new level of image  access to the
best  photographers,   artists,  photography  agencies,  and  customers  in  the
business, offering a valuable choice in the stock image industry.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc. expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc. management as of the date hereof, and actual results may vary based upon future events, both within and without the control of a21, Inc. management.

Contact:

Media Contact
London Calling PR
Melissa London, 919-933-3511;
mlondon@londoncalling-pr.com

or

Investor Relations Contact
Lippert/Heilshorn & Associates, Inc.
Jody Burfening and Dave Waldman, 212-838-3777;
dwaldman@lkai.com